Exhibit (i)

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

April 29, 2005		Writer’s Direct Contact

Barclays Global Investors Funds

45 Fremont Street

San Francisco, CA 94105

Re:	Shares of Common Stock of Barclays Global Investors Funds

Ladies/Gentlemen:

We refer to Post-Effective Amendment No. 56 and Amendment No. 60 to the Registration Statement on Form N-1A (SEC File Nos. 33-54126 and 811-7332) (the “Registration Statement”) of Barclays Global Investors Funds (the “Trust”).

We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement.

We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of shares of its series. Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate corporate action, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Portfolios’ current prospectuses, the Shares will be validly issued, fully paid and nonassessable by the Trust.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

In addition, we hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statements of Additional Information, which are included as part of this Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

MORRISON & FOERSTER LLP